SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SAIC, Inc.

(Name of Registrant as Specified In Its Charter)

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May 22, 2007

Dear SAIC Stockholder,

Your vote is important. As a stockholder of record as of April 10, 2007, you are being asked to vote on a number of important matters at the 2007 Annual Meeting of Stockholders of SAIC, Inc. on June 8, 2007.

I want to bring one important matter in the proxy to your attention, Proposal II. Currently, board members are elected for staggered, three-year terms. The Board is recommending your vote for Proposal II, which would change our certificate of incorporation to eliminate the separate board classes and provide for the annual election for all board members. This proposal supports a growing trend in corporate governance intended to increase stockholder influence on director selections. This proposal requires a two-thirds vote of all outstanding shares for adoption. Therefore, I urge you to be sure to vote your shares for this measure.

Your vote helps ensure that we have sufficient shares represented in person or by proxy to establish a quorum for the meeting. I encourage you to review the proxy materials and cast your vote on all proposals and nominees presented by the Board. For your convenience another proxy card or a link to the online voting site is enclosed. A proxy statement describing these matters was sent to all stockholders two weeks ago. You may also view the proxy statement through saic.com under Investor Relations, SEC Filings.

We look forward to receiving your vote and to your participation in the Annual Meeting of Stockholders at 1:00 p.m. ET on June 8 at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia. The meeting will also be webcast on our website (www.saic.com). If you have any questions, please contact SAIC Investor & Employee Owner Relations at 1-800-303-5471 or at investor@saic.com. Thank you.

Sincerely,

Kenneth C. Dahlberg Chairman of the Board and CEO

10260 Campus Point Drive, San Diego, CA 92121